                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                         Enterprise Products Partners L.P.
--------------------------------------------------------------------------------
                               (Name of Issuer)


             COMMON UNITS, representing limited partner interests
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  293792-10-7
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requiring Filing of this Statement)



                Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:
                               [_] Rule 13d-1(b)
                               [_] Rule 13d-1(c)
                               [X] Rule 13d-1(d)

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-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON   Dan L. Duncan
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) N/A
      (b) N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          34,213,805*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          34,213,805*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      34,213,805*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      75.1%**

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

*Dan L. Duncan owns 57.1% of the Class A common stock of Enterprise Products Company (EPCO). EPCO is the grantor of and has termination power over the Enterprise Products 1998 Unit Option Plan Trust which was established in connection with an employee benefit plan and holds 660,890 Common Units. EPC Partners II, Inc., a wholly-owned subisdiary of EPCO holds 33,552,915 Common Units and 21,409,870 Subordinated Units representing limited partnership interests. The Subordinated Units may eventually convert to Common Units but are currently not convertible prior to June 30, 2001. The Subordinated Units are not included in this number.

**This percentage does not include the 21,409,870 Subordinated Units held by EPC Partners II, Inc., which may convert to Common Units.

-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON         EPC Partners II, Inc.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      51-0371329

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) N/A
      (b) N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            33,552,915*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             33,552,915*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      33,552,915*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      73.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

*EPC Partners II, Inc. also holds 21,409,870 Subordinated Units representing limited partnership interests. These Subordinated Units may eventually convert to Common Units, but are not convertible prior to June 30, 2001. The Subordinated Units are not included in this number.

**This percentage does not include the 21,409,870 Subordinated Units held by the filer which securities may convert to Common Units.

-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON     Enterprise Products Company
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      74-1675622
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) N/A
      (b) X
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          34,213,805*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          34,213,805*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          34,213,805*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                          N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          75.1%**
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*Enterprise Products Company (EPCO) is the grantor of and has termination power over the Enterprise Products 1998 Unit Option Plan Trust which was established in connection with an employee benefit plan and holds 660,890 Common Units. EPC Partners II, Inc., a wholly-owned subisdiary of EPCO holds 33,552,915 Common Units and 21,409,870 Subordinated Units representing limited partnership interests. The Subordinated Units may eventually convert to Common Units but are currently not convertible prior to June 30, 2001. The Subordinated Units are not included in this number.

**This percentage does not include the 21,409,870 Subordinated Units held by EPC Partners II, Inc., which may convert to Common Units.

-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------


Item 1(a).     Name of Issuer:
               Enterprise Products Partners L.P.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               2727 North Loop West
               Houston, Texas  77008

Item 2(a).     Name of Person Filing:
               1. EPC Partners II, Inc.
               2. Dan L. Duncan
               3. Enterprise Products Company

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               1.    300 Delaware Avenue, 9/th/ Floor
                     Wilmington, DE 19801
               2.&3. 2727 North Loop West
                     Houston, Texas  77008

Item 2(c).     Citizenship:
               1. Delaware
               2. USA
               3. Texas

Item 2(d).     Title of Class of Securities:
               Common Units representing limited partnership interests

Item 2(e).     CUSIP Number:
               293792-10-7

Item 3.        This statement is filed pursuant to Rule 13d-1(d)

Item 4.        Ownership

               1. EPC Partners II, Inc.
               (a)   Amount Beneficially Owned: 33,552,915*
               (b)   Percent of Class: 73.7%**
               (c)   Number of units as to which such persons have:
               (i)   sole power to vote or to direct the vote:  33,552,915*
               (ii)  shared power to vote or to direct the vote:  0
               (iii) sole power to dispose or to direct the disposition of:
                     33,552,915*
               (iv)  shared power to dispose or to direct the disposition of:  0

-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 6 OF 8 PAGES
-----------------------                                  ---------------------


               2.  Dan L. Duncan
               (a)   Amount Beneficially Owned: 34,213,805***
               (b)   Percent of Class: 75.1%**
               (c)   Number of units as to which such persons have:
               (i)   sole power to vote or to direct the vote: 0
               (ii)  shared power to vote or to direct the vote: 34,213,805***
               (iii) sole power to dispose or to direct the disposition of: 0
               (iv)  shared power to dispose or to direct the disposition of:
                     34,213,805**

               3.  Enterprise Products Company
               (a)   Amount Beneficially Owned: 34,213,805****
               (b)   Percent of Class: 75.1%**
               (c)   Number of units as to which such persons have:
               (i)   sole power to vote or to direct the vote: 0
               (ii)  shared power to vote or to direct the vote: 34,213,805****
               (iii) sole power to dispose or to direct the disposition of: 0
               (iv)  shared power to dispose or to direct the disposition of:
                     34,213,805****

*EPC Partners II, Inc. also holds 21,409,870 Subordinated Units representing limited partnership interests. These Subordinated Units may eventually convert to Common Units, but are not convertible prior to June 30, 2001.

**This percentage does not include the 21,409,870 Subordinated Units held by EPC Partners II, Inc., which may convert to Common Units.

***Dan L. Duncan holds 57.1% of the Class A common stock of Enterprise Products Company (EPCO). EPCO is the grantor of and has termination power over the Enterprise Products 1998 Unit Option Plan Trust which was established in connection with an employee benefit plan and holds 660,890 Common Units. EPC Partners II, Inc., a wholly-owned subisdiary of EPCO holds 33,552,915 Common Units and 21,409,870 Subordinated Units representing limited partnership interests. The Subordinated Units may eventually convert to Common Units but are not convertible prior to June 30, 2001. The Subordinated Units are not included in this number.

****Enterprise Products Company (EPCO) is the grantor of and has termination power over the Enterprise Products 1998 Unit Option Plan Trust which was established in connection with an employee benefit plan and holds 660,890 Common Units. EPC Partners II, Inc., a wholly-owned subisdiary of EPCO holds 33,552,915 Common Units and 21,409,870 Subordinated Units representing limited partnership interests. The Subordinated Units may eventually convert to Common Units but are not convertible prior to June 30, 2001. The Subordinated Units are not included in this number.


Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.
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-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 7 OF 8 PAGES
-----------------------                                  ---------------------


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.
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-----------------------                                  ---------------------
 CUSIP NO. 293792-10-7              13G                    PAGE 8 OF 8 PAGES
-----------------------                                  ---------------------


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 11, 1999

Signatures:

EPC Partners II, Inc.



By: /s/ Victoria L. Garrett
   ____________________________
Name: Victoria L. Garrett
      Secretary

/s/ Dan L. Duncan
________________________________
Dan L. Duncan


Enterprise Products Company



By: /s/ Gary L. Miller
    ______________________________
Gary L. Miller
Executive Vice President


________________
Each Reporting Person certifies only the information in Item 4 regarding himself or itself, as the case may be.